Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211075

PROSPECTUS SUPPLEMENT
(To prospectus dated May 3, 2016)

This prospectus supplement amends and supplements the prospectus dated May 3, 2016, related to Invest Direct®, ALLETE, Inc.’s direct stock purchase and dividend reinvestment plan, and should be read together with such prospectus.
Effective as of January 1, 2017 (the “Dematerialization Date”), ALLETE no longer issues shares, including shares purchased by the plan, in certificated form. Any newly-issued shares will be held through ALLETE’s direct registration system or in your plan account. In addition, beginning on the Dematerialization Date, you will not be able to obtain certificates for shares in ALLETE’s direct registration system or in your plan account, including with respect to shares that had been delivered for safekeeping under the plan. Upon the sale of any shares held in certificated form, you will be able to hold any remaining full shares through ALLETE’s direct registration system or in your plan account. Fractional shares may only be maintained in your plan account.
Shares that were in certificated form at the Dematerialization Date will remain in certificated form, unless you otherwise elect to have those shares held through ALLETE’s direct registration system or in your plan account.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is February 16, 2017.